PROSPECTUS SUPPLEMENT NO. 14	Filed pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED NOVEMBER 12, 2014)	under the Securities Act of 1933
in connection with Registration
Statement No. 333-199005

MABVAX THERAPEUTICS HOLDINGS, INC.

1,615,070 Shares of Common Stock

This Prospectus Supplement No. 14 supplements and amends the prospectus dated November 12, 2014 relating to the resale of up to 1,615,070 shares of our common stock issuable upon conversion of shares of our Series A-1 Preferred Stock, including shares of our common stock issuable as a result of accrued and unpaid dividends on shares of our Series A-1 Preferred Stock through October 6, 2014.

This prospectus supplement should be read in conjunction with the prospectus dated November 12, 2014, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the resale of the shares of common stock issuable upon conversion of shares of our Series A-1 Preferred Stock.

On August 31, 2015, we filed a Current Report on Form 8-K which is attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 31, 2015.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2015	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The following proposals were voted on by our stockholders at the 2015 Annual Meeting of Stockholders (“Annual Meeting”), which was held on August 26, 2015.  At the Annual Meeting, a total of 19,019,683 shares, or 60%, of MabVax Therapeutics Holdings, Inc.’s common stock issued and outstanding as of the record date for the Annual Meeting, including Series D Convertible Preferred Stock and Series E Convertible Preferred Stock voting on an as-converted basis, subject to certain voting limitations set forth in the respective Certificates of Designation, were represented in person or by proxy.  Set forth below is a brief description of each matter voted upon at the Annual Meeting and the voting results with respect to each matter.

1)           To elect two Class III directors to serve until the 2018 Annual Meeting of Stockholders;

Nominee	Votes For	Votes Withheld	Abstain	Broker Non-Votes
Kenneth Cohen	9,103,334	6,105,699	116,041	3,694,609
Paul V. Maier	9,103,329	6,105,705	116,040	3,694,609

The nominees were elected.

2)           To grant the Board of Directors the authority, in its sole direction to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-four at any time prior to August 26, 2016;

Class or Series	Votes For	Votes Against	Abstain
Common	16,339,790	2,537,306	142,587

The proposal was approved.

3)           To approve the Second Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan, including the reservation of 8,360,789 shares of common stock for issuance thereunder;

Class or Series	Votes For	Votes Against	Abstain	Broker Non-Votes
Common	10,566,816	3,722,642	1,035,616	3,694,609

The proposal was approved.

4)           To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;

Class or Series	Votes For	Votes Against	Abstain
Common	14,668,623	3,844,710	506,350

The proposal was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: August 28, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer